December 7, 2018

Takehiro Abe
Chief Executive Officer
AIS Holdings Group, Inc.
2-41-7-336, Shinsakae
Naka-ku Nagoya-shi, Aichi, 460-0007, Japan

       Re: AIS Holdings Group, Inc.
           Amendment No. 2 to
           Form 10-K for the Fiscal Year Ended March 31, 2018
           Filed November 28, 2018
           File No. 000-55769

Dear Mr. Abe:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications